Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 27th day of April 2022 (the “Effective Date”), by and between Global Clean Energy Holdings, Inc. (“GCEH” or “Company”), and Noah Verleun (hereinafter, “Employee,” and collectively with the Company, the “Parties”).

WITNESSETH

WHEREAS, the Company and Employee wish to enter into an Employment Agreement between the Parties (this “Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

EMPLOYMENT; TERM; DUTIES

1.1	Employment. Pursuant to the terms and conditions hereinafter set forth, the Company wishes to employ Employee for the position of President, Global Clean Energy Holdings, Inc.

1.2	Term. The initial term of Employee’s employment with Company under this Agreement shall be three (3) years from the Effective Date. Any failure of Company to comply with the express terms of this agreement shall constitute a material breach and Employee shall be entitled to all remedies provided in law or equity. The initial term provided for herein shall not be extended except by a writing executed both by Company and by Employee.

1.3	Duties and Responsibilities. Employee shall report to the Chief Executive Officer of the Company (the “CEO”). Employee shall perform such strategic, managerial and executive duties and oversight for the Company (and its subsidiaries) and such other strategic, managerial and executive duties, tasks and responsibilities as are customarily vested in and incidental to Employee’s position in companies similar to the Company.

1.4	Exclusive Employment. Employee shall devote all of Employee’s business time, attention, skill, and best efforts to the performance of Employee’s duties under this Agreement and shall not engage in any other business, board membership or occupation without the prior written consent of the Board (which shall not be unreasonably withheld), including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from engaging in activities for Employee’s personal investments, residing on boards of other companies, religious, charitable, community or non-for-profit activities that do not conflict or interfere with his ability to fulfill his duties and responsibilities to the Company.

1.5	Indemnification and Insurance. The Company agrees to indemnify, and advance any costs and expenses to, the Employee for all of his activities under this Agreement, including any costs of defense incurred in connection with the foregoing. A separate indemnity agreement will be executed to fulfil this requirement.

1

1.6	Company shall insure Employee under a customary and suitable director and officer liability insurance policy(s) for Employee’s services rendered to the Company (and its subsidiaries) while Employee is a director or officer of the Company (or such subsidiaries).

1.7	Covenants of Employee

1.7.1	Best Efforts. Employee shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules, regulations of the Company (and special instructions of the CEO, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder; provided, however, nothing in this Agreement shall be construed to require Employee to violate any applicable law, rule and regulation or judicial or arbital order.

1.7.2	Records. Employee shall truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so, in writing, by the CEO.

1.7.3	Code of Conduct. For such period as when Employee is employed hereunder, Employee shall at all times conduct himself with the highest ethical standards, and shall at all times adhere to the Company’s Code of Conduct attached hereto as Exhibit A, as amended from time to time by the Company.

1.7.4	Opportunities. The Employee shall make available to the Company and present to the Board all business opportunities of which he becomes aware, which are relevant to the business of the Company (and its subsidiaries), and to no other person or entity or to himself individually.

COMPENSATION AND OTHER BENEFITS

2.1.1	Base Salary. From the Effective Date until no later than the 12 month anniversary thereof, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $450,000. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis.

2.1.2	Bonus Compensation.

2.1.2.1	Annual Cash Bonus. Employee will be eligible to earn an annual cash bonus (the “Bonus”) based on the Company and Employee’s achievement of certain bonus objectives (Objectives”) established by the Company subject to the approval of the Compensation Committee of the Board (“Compensation Committee”). It shall be the joint obligation of the Employee and the CEO to develop and agree to written achievable Objectives within the first forty-five (45) days of the applicable bonus year (or the Effective Date, as applicable). Any annual Bonus to be awarded, if any, will be determined by the Compensation Committee and based upon achievement of the written Objectives. The Bonus for any given employment year shall be up to one hundred percent (100%) of the Base Salary in effect for the applicable year. Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that the Compensation Committee shall, in accordance with NASDAQ rules and regulations for publicly traded companies, comprise independent directors of the Board only. The amount of the annual Bonus, if any, shall be determined by the Compensation Committee, based upon a pre-established formula based upon Employee’s achievement of the Objectives. In order to be eligible to receive the full amount of any annual Bonus, Employee must be employed by the Company on the last day of the year in which the annual Bonus is earned and on the day that the annual Bonus is scheduled to be paid. The annual Bonus, if any, shall be paid in the calendar year following the calendar year for which the annual bonus is due, but in any event no later than March 15 of such year. Any compensation owed but not paid under this Agreement shall accrue interest at the maximum extent permitted by applicable law.

2

2.1.2.2	Equity Incentive Option upon Signing. Concurrently with the execution of this Agreement, the Company shall grant Employee an option to purchase one million two hundred thousand (1,200,000) shares of the Company’s common stock at an exercise price which will established based upon the market closing price of GCEH on the last business day before the Effective Date (the “Equity Incentive Option”), which shall be issued pursuant to the Company’s 2020 Equity Incentive Plan.

2.1.2.2.1	The Equity Incentive Option shall vest as follows: (A) 50% in three equal tranches of 200,000 shares after the GCEH common stock price has achieved and maintained (i) $10.00 per share for 45 consecutive trading days for tranche one; (ii) after tranche one has vested, $15.00 per share for 45 consecutive trading days for tranche two; and (iii) after tranche two has vested, $20.00 per share for 45 consecutive trading days, for tranche three; and (B) 50% will vest in equal quarterly installments on the last day of each of the next 12 quarters, commencing on June 30, 2020. Any vesting of the Equity Incentive Option is subject to the condition that Employee must be an employee of the Company on the date of such vesting, and if such condition is not satisfied, then any portion of the Equity Incentive Option outstanding at such time shall not vest and shall be deemed forfeited. The issuance of the Equity Incentive Option is subject to the Company’s shareholders voting to approve Proposal II (Amendment to 2020 Equity Incentive Plan) at the Company’s annual meeting on June 23, 2020; provided, if the shareholders do not approve such Proposal II, then the Company shall take such actions are necessary as promptly as practicable to issue Mr. Verleun the Equity Incentive Option under a separate plan; provided, further, that Mr. Verleun hereby agrees that no portion of the Equity Incentive Option shall be exercisable until the earlier of the adoption of Proposal II by the Company’s shareholders or issuance of a separate plan by the Company for the Equity Incentive Option.

2.1.2.2.2	Except as otherwise set forth in Section 3.3, the Equity Incentive Option shall expire five (5) years after the date of grant; provided, however, that the Equity Incentive Option shall accelerate and immediately vest to Employee as a result of any event of change of control of the Company (defined by greater than fifty percent of outstanding shares or substantially all assets acquired by one or more affiliated/related entities).

2.1.2.3	Annual Equity Bonus. Employee shall participate in any annual stock plans of Company to the same extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives.

2.1.2.4	Business Expenses. The Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company. Such reimbursement shall be made by Company to Employee no later than fifteen (15) days after submission of written expense reports by Employee to Company.

3

2.1.2.5	Other Benefits. During Employee’s employment with the Company, Employee shall be entitled to the following benefits:

2.1.2.5.1	Employee shall be entitled to participate in the Company’s employee stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time, to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives; and

2.1.2.5.2	Employee shall be entitled to receive coverage for services rendered to the Company (and its subsidiaries if and when directed by the Board) while Employee is a director or officer of the Company under any director and officer liability insurance policy(s) maintained by the Company from time to time; and

2.1.2.5.3	Company shall pay for, or on behalf of Employee, or reimburse the Employee, at Employee’s sole election, the full cost of Employee’s and Employee’s family health insurance plan in accordance with the Company’s policies and procedures applicable to its senior executives. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time to the extent permissible by law, and the right to do so is expressly reserved.

2.1.2.5.4	Vacation. Employee shall be entitled to four (4) weeks of vacation time each full calendar year with full pay. Vacation will accrue monthly to Employees account. Any unused vacation leave as of December 31st of the calendar year will be carried into the following year in accordance with the Company’s policies and procedures applicable to its senior executives.

2.1.2.5.5	Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to this Article II or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

TERMINATION OF EMPLOYMENT

3.1	Termination of Employment. Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1	upon the death of Employee; or

3.1.2	upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period; or

4

3.1.3	upon delivery of written notice from Employee to the Company for Company Cause; or

3.1.4	upon delivery of written notice from Employee to the Company for Good Reason; or

3.1.5	upon delivery of written notice from Company to the Employee for Employee Cause.

3.2	Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1	“Company Cause” shall mean the Company materially breaches any obligation, duty, or covenant under this Agreement, which breach is not cured or corrected within thirty (30) days of receipt by Company of written notice thereof from the Employee.

3.2.2	“Employee Cause” shall mean any of the following:

3.2.2.1	Employee materially breaches any obligation, duty, or covenant under this Agreement, which breach is not cured or corrected within thirty (30) days of receipt by Employee of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

3.2.2.2	Employee commits any act of misappropriation or embezzlement of funds of the Company; or

3.2.2.3	Employee commits any act of fraud in the performance of his duties for the Company; or

3.2.2.4	Employee is convicted of or pleads guilty or nolo contendere to any charge of theft, fraud, or a crime involving moral turpitude.

3.2.3	“Good Reason” shall mean without Employee’s consent, the Company changes Employee’s position or duties to such an extent that his duties are no longer consistent with the positions of President of the Company; provided that, in each case, “Good Reason” shall not exist unless Employee first provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for Good Reason and such acts or omissions are not cured within thirty (30) days following the Company’s receipt of such notice.

3.2.4	“Severance” shall mean an amount equal to (i) six (6) months of Employee’s then-current Base Salary in the form of salary continuation; (ii) payment (or reimbursement, as the case may be) of Employee’s and Employee’s family medical insurance premium for a period of 18 months; and (iii) all outstanding salary and expenses due and owing to Employee as of the Termination Date.

3.2.5	“Termination Date” shall mean the date on which Employee’s employment with the Company is terminated in accordance with this Agreement.

3.3	Effect of Termination

3.3.1	If Employee’s employment is terminated pursuant to Section 3.1.1 (death), Section 3.1.2 (long-term disability) or Section 3.1.3 (Company Cause), then Employee or Employee’s estate, as the case may be, shall be entitled to Severance and that portion of the Equity Incentive Option, if any, that has vested as of the Termination Date.

5

3.3.2	If Employee’s employment is terminated pursuant to Section 3.1.4 (Good Reason) or by Company for any other reason except pursuant to Section 3.1.5 (Employee Cause), then (a) Employee shall be entitled to Severance; (b) that portion of the Equity Incentive Option that has vested shall expire 90 days after the date of such termination unless exercised by Employee prior to the expiration of such 90 day period; and (c) any unvested portion of the Equity Incentive Option shall expire immediately and shall be forfeited by the Employee without any further action.

3.3.3	If Employee’s employment is terminated pursuant to Section 3.1.5 (Employee Cause) or Employee leaves the Company voluntarily, then (a) Employee shall not be entitled to, and the Company shall not pay, Severance; (b) any unvested portion of the Equity Incentive Option shall expire immediately and shall be forfeited by the Employee without any further action; and (c) that portion of the Equity Incentive Option that has vested shall expire seven days after the date of such termination unless exercised by Employee prior to the expiration of such seven day period.

3.3.4	Notwithstanding the reason for termination of Employee’s employment, Employee shall be entitled to:

3.3.4.1	all benefits payable under applicable benefit plans in which Employee is entitled to participate pursuant to Section 2.5 hereof through the Termination Date, subject to and in accordance with the terms of such plans; and

3.3.4.2	any accrued but unused vacation earned by Employee through the Termination Date pursuant to Section 2.6 hereof, paid out in accordance with legal requirements; and

3.3.4.3	reimbursement for any business expenses incurred by Employee prior to Termination Date in accordance with Section 2.4 of this Agreement.

3.3.5	At such time when Employee’s employment with the Company is terminated, and as a condition to Employee’s right to receive benefits, if any, pursuant to this Agreement, shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s separation from service hereunder. The Release of Claims shall specifically exclude all unpaid wages (and bonus payments) due and owing to Employee as of the date of separation. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any Severance. Further, to the extent that any Severance constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s separation from service hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance shall thereafter be provided to Employee according to the applicable schedule set forth herein. In the event Employee executes a Release of Claims pursuant to this paragraph and, thereafter, Company fails to pay any sum due and owing to Employee under such Release, then the Employee shall have the right, but not the obligation to convert outstanding sums due to Employee to GCEH Corporate stock at the then market price of the stock.

6

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1	Inventions. All processes, technologies and inventions relating to the business of the Company (and its subsidiaries) (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2	Confidential/Trade Secret Information/Non-Disclosure.

4.2.1	Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2	Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his/her use of Confidential/Trade Secret Information is subject to the following restrictions during this Agreement and for two years following the expiration or termination of this Agreement so long as the Confidential/Trade Secret Information has not become generally known to the public:

7

4.2.2.1	Non-Disclosure. Employee agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company under this Agreement.

4.2.2.2	Non-Removal/Surrender. Employee agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

4.2.3	Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Employee agrees that for a period of two years after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information.

4.3	Non-Solicitation of Employees. Employee agrees that during two year period following the Termination Date, he shall not, directly or indirectly, solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4	Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

4.5	Breach of Provisions. If Employee breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.6	Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.7	Special Definition. For purposes of this Article IV, the term “Company” shall be deemed to include any subsidiary of the Company.

8

MISCELLANEOUS

5.1	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Employee’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Employee, any reimbursement payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred; provided, that, Employee has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Employee receives in one taxable year shall not affect the amount of such reimbursements that Employee receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Employee is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Employee’s termination of employment for any reason other than death, and (ii) the date of Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

5.2	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Employee may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

5.3	Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 5.2:

9

If to the Company:	Global Clean Energy Holdings, Inc. 2790 Skypark Drive, Suite 105 Torrance, CA 90505 Attention: Richard Palmer

With a copy (which shall not constitute notice) to:	Troy & Gould 1801 Century Park East, 26th Floor Los Angeles, CA 90067 Attention: Istvan Benko, Esq. Telecopy No.: (310) 789-1490

If to Employee:	Noah Verleun [Address redacted] [Address redacted]

5.4	Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.5	Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.6	Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

5.7	Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the Parties.

5.8	Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.9	Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.10	Captions. The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

10

5.11	Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.12	Arbitration.

5.12.1	Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, , constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law, excluding any claim for wages under the California Labor Code ,or any claim relating to the Company’s failure to pay wages. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall only apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

5.12.2	Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes for Judicial Arbitration and Mediation Services (“JAMS”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding, and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing, and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In the event either the Company or Employee initiates the arbitration proceeding, Company shall bear the total cost of the arbitration filing, hearing fees, and the entire cost of the arbitrator.

5.13	Survival. The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under Article IV of this Agreement.

[Remainder Intentionally Left Blank]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBAL CLEAN ENERGY HOLDINGS, INC.,

By:	/s/ RICHARD PALMER
	Name:	Richard Palmer
	Title:	Chief Executive Officer

By:	/s/ NOAH VERLEUN
Noah Verleun

12

Execution Version

EXHIBIT A

CODE OF CONDUCT

Honesty and Integrity

Our business is based on mutual trust, honesty and integrity in all of our affairs, both internally and externally. This philosophy must be respected at all times. Each of us must be truthful in our business dealings with each other, and with our auditors, legal counsel, regulators and loan review and compliance staffs. Illegal, dishonest and fraudulent acts are grounds for termination. Making false materials statements or otherwise material misleading internal or external auditors, attorneys, regulators or loan review and compliance personnel is prohibited. You must never intentionally withhold or fail to communicate material information that is requested in connection with an appropriately authorized investigation or review. Any concealment of material information is a violation of your employment agreement, which may result in termination of your employment with the Company.

Protecting Corporate Assets

You are responsible for safeguarding the assets of the Company. Company assets must not be used for personal benefit. The Company’s assets include, but are not limited to, all of its properties, including intellectual properties, business information, cash, and securities. Misappropriation of Company assets is a violation of your employment agreement, which may result in termination of your employment with the Company.

Accuracy of Company Records and Reports

The Company is committed to maintaining records, data and information that are materially accurate and complete so as to permit the Company to make timely and accurate disclosures to its regulators and to its shareholders. You are responsible for the integrity of the information, reports and records under your control. Records must be maintained in sufficient detail so as to reflect accurately the Company’s transactions and activities. Company’s financial statements must be prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly represent, in all material respects, the financial condition and results of the Company. To accomplish full, fair, and accurate reporting, you must use your best efforts to ensure that financial reports issued by the Company are timely, accurate, understandable, and complete.

Compliance With Laws

The Company’s activities shall be in full compliance with all applicable laws and regulations. When such laws or regulations are ambiguous or difficult to interpret, you should seek advice from the Company’s outside legal counsel.

Conflicts Of Interest

You must conduct your private, business, and personal activities in a manner that avoids conflict with your ability to act solely in the interests of the Company. A conflict of interest may arise if you have interests of any nature that compromise your ability to act objectively and in the best interests of the Company. Conflicts may arise directly or through your family members or through business or other entities in which you or your family members have an interest. In situations where a conflict is present, you must seek Board approval for the perceived conflict or you must disqualify yourself from direct involvement with the transaction or relationship between that person and the Company where the conflict exists, except as set forth in Section 1.6 herein.

Business Ventures with Customers

You may not enter into or participate with the Company’s customers in business ventures without the approval of a majority of the Governance & Compliance Committee of the Board.

13

Acting as a Fiduciary

Officers may not assume the responsibility of executor, administrator, trustee, guardian, custodian, attorney-in-fact under a power of attorney, or any other fiduciary capacity (except with respect to matters involving direct family relationships) without the approval of a majority of the Governance & Compliance Committee of the Board.

Company Opportunities

You must not take for yourself any opportunity that belongs to the Company. Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to the Company, or the Company’s funds, facilities or personnel have been used in developing the opportunity, that opportunity rightfully belongs to the Company and not to its employees.

Investments in Customers or Suppliers

Because investments are an area in which conflicts of interest can very easily develop, you should obtain prior approval from a majority of the Governance & Compliance Committee of the Board before investing directly or indirectly in the business of a customer or supplier of the Company, other than a Permitted Public Company Interest, as defined above. Under no circumstances should you acquire an equity interest in a company that is a customer or supplier at a price which is more favorable than the price offered to the general public. If you own a direct or indirect interest in a business or other entity that becomes a customer or supplier, you should notify a majority of the Governance & Compliance Committee of the Board of the Board as soon as the underlying facts are known to you.

Business Expenses

You must have all business-related expenses approved by the Chairman of the Board of Directors and the Chief Financial Officer of the Company. You must carefully observe expense account regulations and guidelines. Falsification of an expense account is considered to be a misappropriation of corporate funds and may constitute grounds for disciplinary action, and depending on the severity, dismissal.

Bequests from Customers

You may not accept a bequest or legacy from a customer, unless the customer is your immediate family member. However, there may be an occasional instance when a bequest from a non-relative customer is based upon a relationship other than the normal business relationship, which arises between you and a customer. In such a situation, full consideration by a majority of disinterested members of the Governance & Compliance Committee of the Board, will be given to approving receipt of the bequest.

Gifts from Customers

You shall not solicit or accept for yourself, or for a third party, anything of material value in return for, or in connection with, any business, service, or activity of the Company. You shall not accept a gift in circumstances where his or her business judgment was influenced by such gift. You shall not allow an immediate family member or business associate to accept a gift, services, loans or preferential treatment in exchange for a past, current, or future business relationship with the Company.

Disclosure of Potential Conflicts of Interest

You shall immediately disclose to a majority of disinterested members of the Governance & Compliance Committee of the Board all situations that possess a potential for conflict of interest.

14

Political Donations

You are prohibited from making any contribution to political candidates on behalf of the Company, without the approval of the Board of Directors. You also may not make any contributions of anything of value in connection with any federal, state or local candidate’s election without the approval of the Board of Directors. The Company makes, and discloses fully, contributions in state and local elections for the purpose of supporting ballot propositions that are in the interests of the Company and its several constituencies. Any proposal for political contributions on behalf of the Company or a group of Company employees should be referred for approval to a majority of disinterested members of the Governance& Compliance Committee of the Board.

Confidential Information

You shall not use confidential and nonpublic information in any manner for personal advantage or to provide advantage to others.

Insider Trading

You must at all times comply with all laws and regulations concerning insider trading. In general, you are prohibited by applicable law from trading in the securities of any company while in possession of material, nonpublic information (also known as “inside information”) regarding that company. This prohibition applies to the Company’s securities as well as to the securities of other companies, including the Company’s customers and suppliers, and to transactions for any account of the Company, client account or personal account. It is also illegal to “tip” or knowingly pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit.

Investment Prudence

You must not use your position at the Company to obtain leverage with respect to any investment, including investments in publicly traded securities, and should not accept preferential treatment of any kind based on your position with the Company in connection with your investments.

Cross - Selling Services/Tying Restrictions.

“Tying” arrangements, whereby customers are required to purchase or provide one product or service as a condition for another being made available, are unlawful in certain instances. You should consult the Company’s outside legal counsel for advice on tying restrictions. The Company prohibits any such unlawful requirements.

Anti - Competitive Practices.

The Company is subject to complex laws (known as “antitrust laws”) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You should avoid discussion of competitively sensitive topics, such as prices, pricing policies, costs and marketing strategies (except as reasonably required by your job duties).

Anti – Money Laundering Compliance.

Money laundering is the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. The Company is obligated by law to join with governments, international organizations and members of the financial services industry to help prevent money laundering. You must follow all of anti-money laundering policies and procedures.

Nondiscrimination.

The Company endeavors to make all decisions responsibly, constructively and equitably without bias as to race, color, creed, religion, national origin, sex, marital status, age, veteran’s status or membership in any other protected class or receipt of public assistance. Failure to do so is against Company policy.

15

Misleading Statements.

You shall not make knowingly false or misleading remarks about suppliers, customers, or competitors, or their products and services.

Corporate Gifts to Others.

You must use care in connection with gifts to others. If a gift could be viewed as consideration for business, you should not make the gift.

Entertainment.

Legitimate entertainment of reasonable value is an accepted practice to the extent that it meets all standards of ethical business conduct and involves no element of concealment.

Other Remuneration.

In the conduct of the Company’s business, no bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual or organization for any reason whatsoever.

Equal Employment Opportunity.

The Company is an equal opportunity employer and you are expected to comply with all laws concerning discriminatory employment practices. Advancement at the Company is based on talent and performance. In addition, retaliation against individuals for raising claims of discrimination is prohibited.

Harassment and Intimidation.

The Company prohibits sexual or any other kind of harassment or intimidation by any Employee, Officer, or Director of the Company. Harassment, whether based on a person’s race, gender, religion, national origin, disability, sexual orientation, or socioeconomic status, is completely inconsistent with our tradition of providing a respectful, professional workplace. You must never use company systems to transmit or receive electronic images or text of a sexual nature or containing ethnic slurs, racial epithets or any other material of a harassing, offensive or lewd nature.

16